EXHIBIT 99.1

LHC Group Expands Footprint to 18 States With Initial Home Health Entry Into Oregon

LAFAYETTE, La., Sept. 1, 2009 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), one of the largest providers of home health services in the United States, today announced that it has entered into a home health joint venture with Three Rivers Community Hospital located in Grants Pass, Oregon. This joint venture represents LHC Group's initial home health entry into the state and expands the Company's geographic footprint to 18 states.

The primary service area of this joint venture has an estimated population of approximately 386,000, with almost 18 percent over the age of 65. Net revenue for the Grants Pass agency during the most recent 12-month period was approximately $3.4 million. This joint venture is not expected to add materially to LHC Group's earnings in 2009.

Three Rivers Community Hospital, a member of Asante Health System, has 125 licensed beds. Asante Health System is a community-owned organization that provides comprehensive medical care to more than 550,000 people in a nine-county area of southern Oregon and northern California. Asante Health System includes Rogue Valley Medical Center and Hearthstone Skilled Nursing Facility in Medford, Oregon; Three Rivers Community Hospital in Grants Pass, Oregon; and additional healthcare partnerships throughout the region.

"We are excited about this new partnership with LHC Group," said Win Howard, Chief Executive Officer for Three Rivers Community Hospital. "LHC Group is an acknowledged leader in home care services, and our patients will benefit from the expertise LHC brings to our daily operations. There will be no interruption in service to patients; this will be a seamless transition for our patients, but one that will result in improved focus and expertise for our home health services."

Keith G. Myers, Chief Executive Officer of LHC Group, said, "LHC Group is very excited about the opportunity to partner with Three Rivers Community Hospital to provide quality home health services. We look forward to working with the hospital to further expand services and to demonstrate LHC Group's commitment to helping people in its communities by providing the highest quality home nursing services available."

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is one of the largest providers of home health services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  LHC Group
          Eric Elliott, Vice President of Investor Relations
          (337) 233-1307
          eric.elliott@lhcgroup.com